Exhibit 99.1

SM	NEWS

225 North Shore Drive

Pittsburgh, PA  15212-5861

www.eqt.com

Contact:  Patrick Kane

(412) 553-7833

Equitable Resources Reports First Quarter Earnings

PITTSBURGH, May 1, 2008/ PRNewswire-FirstCall/ — Equitable Resources, Inc. (NYSE: EQT) today announced first quarter 2008 earnings per diluted share (EPS) of $0.57, 24% higher than the $0.46 EPS earned in the first quarter 2007, driven by higher net operating revenues at Production and Midstream.  Operating cash flow was $146.8 million, 84% higher than the first quarter 2007, resulting from lower cash taxes in addition to the higher net income.

Quarterly Results by Business

Equitable Production

Equitable Production had operating income for the quarter of $60.3 million,  56% higher than the $38.8 million earned in the same period last year.  Production operating revenues were $105.1 million, $17.1 million higher than the $88.0 million reported in 2007 as a result of higher average well-head pricing and a 2% increase in production sales volumes.  Adjusting for the sale of assets in the second quarter 2007, sales volumes increased by 9%.

Operating expenses for the quarter were $44.7 million compared to $49.2 million last year, a 9% decrease.  Higher operating expenses related to the company’s ramp-up in drilling activities were more than offset by lower selling, general and administrative expenses due to the absence of non-recurring charges, totaling $10.7 million, for legal disputes included in the first quarter 2007 results.

Horizontal drilling continued to exceed the company’s expectations in the first quarter 2008. The number of wells drilled in the quarter exceeded projections and production from the wells turned-in-line is consistent with the expected decline curve, updated March 11, 2008 and posted on the company’s website.  The company drilled a total of 139 gross wells in the first quarter 2008, including 69 horizontal wells, 54 of which were development wells targeting the Huron shale.  The company also drilled 15 horizontal wells intended to evaluate its emerging plays, including the Berea sandstone, Marcellus shale, Rhinestreet shale, Huron re-entries and Cleveland shale.  In addition, the company successfully completed its first multilateral shale well in the Lower Huron which is profitable at a cost of $1.0 million.

As a result of the continued success and acceleration of the pace of horizontal drilling, Equitable Production now expects to drill more than 300 horizontal wells in 2008, an increase from prior projections and a 240% increase over 2007.  The company reiterates its estimate that daily sales will increase to 235 MMcfe by year-end.

Equitable Midstream

Equitable Midstream had first quarter operating income of $60.9 million compared to $51.6 million reported for the same period last year.  Net operating revenues for the first quarter were $93.5 million, 12% higher than last year’s $83.1 million.  The increase in net operating revenues was driven by higher gathering rates, higher natural gas liquids prices realized by the processing business, and higher storage optimization revenues in transmission and storage, partially offset by lower gathered volumes resulting from the contribution of assets to the Nora joint venture with Range Resources (the “Nora JV”) in the second quarter 2007.

Operating expenses increased year over year to $32.6 million from $31.5 million. The increase is primarily attributable to business expansion related increases of $2.4 million in selling, general, and administrative and $0.3 million in depreciation, depletion and amortization, partially offset by a decrease in operating and maintenance costs associated with the sale and contribution of assets to the Nora JV.

The Midstream group continued to make progress on its three major infrastructure projects during the quarter.  The Big Sandy pipeline is complete and is being commissioned; the construction of the Langley processing plant continues to progress on a schedule supporting a third quarter startup; and phase one of the Mayking corridor construction is also on track for third quarter completion.  These three projects combined, when operational, are expected to provide the takeaway capacity currently needed to achieve the company’s growth targets.

Equitable Distribution

Equitable Distribution’s operating income totaled $38.0 million for 2008 compared to $33.7 million for the same period last year.  Net operating revenues were $66.1 million for 2008, slightly higher than the $65.4 million for 2007.  Weather in the first quarter of 2008 was 1% colder than the first quarter of 2007, but was still 2% warmer than the 30-year average.

Operating expenses declined by $3.7 million to $28.1 million, as $4.9 million of expenses incurred in 2007 in connection with the now terminated agreement to acquire Peoples Gas and Hope Gas were partially offset by an increase in bad debt expense.

Other Business

Executive Performance Incentive Programs

The company has an Executive Performance Incentive Program (EPIP) designed to align management’s long-term incentive compensation with the absolute and relative returns earned by the company’s shareholders.  The expense of this program, which ends on December 31, 2008, varies based in part on changes in Equitable’s stock price.  The significant stock appreciation in the first quarter resulted in changes to the company’s assumptions used to calculate EPIP expense.  The EPIP expense for the quarter was $42.5 million, and the estimated expense for 2008 is $77 million, assuming no further changes in assumptions.

Hedging

The company increased its hedge position for 2008 through 2015 using cashless collars.  The new hedges are intended to help assure a return on the 2008 capital investments in drilling and infrastructure.  As of April 29, 2008, the approximate volumes and prices of the company’s total hedge position for 2008 through 2010 are:

Swaps	2008**	2009	2010
Total Volume (Bcf)	38	37	35
Average Price per Mcf (NYMEX)*	$4.62	$5.91	$5.96

Collars	2008**	2009	2010
Total Volume (Bcf)	9	23	21
Average Floor Price per Mcf (NYMEX)*	$7.59	$7.34	$7.29
Average Cap Price per Mcf (NYMEX)*	$12.00	$13.68	$13.51

* The above price is based on a conversion rate of 1.05 MMBtu/Mcf

**April through December

Operating Income

The company reports operating income by segment in this press release.  Both interest and income taxes are controlled on a consolidated, corporate-wide basis, and are not allocated to the segments.

The following table reconciles operating income by segment as reported in this press release to the consolidated operating income reported in the company’s financial statements:

	Three Months Ended March 31,
	2008	2007
Operating income (thousands):
Equitable Production	$60,332	$38,761
Equitable Midstream	60,854	51,641
Equitable Distribution	37,950	33,677
Unallocated expenses	(39,713)	(25,225)
Operating income	$119,423	$98,854

Unallocated expenses are primarily due to incentive compensation.  For each period presented, the difference between equity in earnings of nonconsolidated investments as reported on the company’s statements of consolidated income and on Equitable Midstream’s operational and financial report is the earnings from the company’s ownership interest in Appalachian Natural Gas Trust.  Other segment financial measures identified in this press release are reconciled to the most comparable financial measures calculated in accordance with generally accepted accounting practices (“GAAP”) on the attached operational and financial reports.

Operating Cash Flows

Operating cash flow is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles. The table below reconciles operating cash flow with net cash provided by operating activities as derived from the statements of condensed consolidated cash flows to be included in the company’s Form 10-Q for the three months ended March 31, 2008.

	Three Months Ended March 31,
	2008	2007
Operating cash flow (thousands):	$146,756	$79,889
Add back (deduct):
Change in operating assets and liabilities	(40,723)	145,581
Net cash provided by operating activities	$106,033	$225,470

Equitable’s teleconference with securities analysts, which begins at 10:30 a.m. Eastern Time today, will be broadcast live via Equitable’s website, http://www.eqt.com and will be available for seven days.

Equitable Resources is a natural gas-focused energy company, with an emphasis on Appalachian area natural gas activities, including production, gathering, processing, transmission, storage and distribution.  For information please visit http://www.eqt.com.

Equitable Resources management speaks to investors from time to time.  Slides for these discussions will be available online via Equitable’s website.  The slides may be updated periodically.

Cautionary Statements

Daily sales volumes at quarter end is an operational estimate of the daily sales volume on a typical day (excluding curtailments) at the end of the quarter.

Disclosures in this press release contain forward-looking statements.  Statements that do not relate strictly to historical or current facts are forward-looking.  Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the company and its subsidiaries, including guidance regarding the company’s drilling and infrastructure programs and initiatives, the expected decline curve, production and sales volumes, capital expenditures, capital budget, financing plans and tax position.  A variety of factors could cause the company’s actual results to differ materially from the anticipated results or other expectations expressed in the company’s forward-looking statements.  The risks and uncertainties that may affect the operations, performance and results of the company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of the company’s most recently filed Form 10-K.

Any forward-looking statement speaks only as of the date on which such statement is made and the company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQUITABLE RESOURCES, INC. AND SUBSIDIARIES

STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)

(Thousands except per share amounts)

	Three Months Ended
	March 31,
	2008	2007

Operating revenues	$535,774	$456,546
Cost of sales	271,178	220,012
Net operating revenues	264,596	236,534

Operating expenses:
Operation and maintenance	25,592	27,444
Production	16,520	16,230
Exploration	555	282
Selling, general and administrative	71,741	66,297
Depreciation, depletion and amortization	30,765	27,427
Total operating expenses	145,173	137,680

Operating income	119,423	98,854
Gain on sale of available-for-sale securities	—	1,042
Other income	3,524	831
Equity in earnings of nonconsolidated investments	1,294	109
Interest expense	13,653	13,111
Income before income taxes	110,588	87,725
Income taxes	40,068	31,107
Net income	$70,520	$56,618

Earnings per share of common stock:
Basic:
Weighted average common shares outstanding	121,891	121,217
Net income	$0.58	$0.47

Diluted:
Weighted average common shares outstanding	122,927	122,757
Net income	$0.57	$0.46

(A)   Due to the seasonal nature of the Company’s natural gas distribution and storage businesses and the volatility of commodity prices, the interim statements for the three month periods are not indicative of results for a full year.

EQUITABLE PRODUCTION

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended
	March 31,
	2008	2007

OPERATIONAL DATA

Natural gas and oil production (MMcfe)	21,021	20,416
Company usage, line loss (MMcfe)	(1,306)	(1,078)
Total sales volumes (MMcfe)	19,715	19,338

Average (well-head) sales price ($/Mcfe)	$5.21	$4.42

Lease operating expenses, excluding production taxes ($/Mcfe)	$0.28	$0.32
Production taxes ($/Mcfe)	$0.49	$0.47
Production depletion ($/Mcfe)	$0.81	$0.70

Production depletion	$17,091	$14,332
Other depreciation, depletion and amortization	1,030	961
Total depreciation, depletion and amortization	$18,121	$15,293

Capital expenditures (thousands)	$96,463	$56,765

FINANCIAL DATA (Thousands)

Total operating revenues	$105,077	$87,978

Operating expenses:
Lease operating expense excluding production taxes	5,962	6,533
Production taxes	10,223	9,573
Exploration expense	555	282
Selling, general and administrative	9,884	17,536
Depreciation, depletion and amortization	18,121	15,293
Total operating expenses	44,745	49,217

Operating income	$60,332	$38,761

EQUITABLE MIDSTREAM

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended
	March 31,
	2008	2007

OPERATIONAL DATA

Gathering and processing:
Gathered volumes (MMBtu)	33,837	41,293
Average gathering fee ($/MBtu)	$0.98	$0.84
Gathering and compression expense ($/MBtu)	$0.34	$0.33
NGLs Sold (Mgal)	18,393	18,630
Average NGL sales price ($/gal)	$1.37	$0.92

Transmission and storage:
Transmission pipeline throughput (MMBtu)	14,760	12,288

Net operating revenues (thousands):
Gathering and processing	$44,783	$39,749
Transmission and storage	48,670	43,365
Total net operating revenues	$93,453	$83,114

Net operating income (thousands):
Gathering and processing	$22,122	$16,758
Transmission and storage	38,732	34,883
Total net operating income	$60,854	$51,641

Depreciation and amortization (thousands):
Gathering and processing	$5,528	$5,060
Transmission and storage	1,690	1,815
Total depreciation and amortization	$7,218	$6,875

Capital expenditures (thousands)	$95,565	$88,168

FINANCIAL DATA (Thousands)

Total operating revenues	$221,325	$170,287
Purchased gas costs	127,872	87,173
Net operating revenues	93,453	83,114

Operating expenses:
Operating and maintenance	15,265	16,887
Selling, general and administrative	10,116	7,711
Depreciation and amortization	7,218	6,875
Total operating expenses	32,599	31,473

Operating income	$60,854	$51,641

Other income	$3,383	$763
Equity in earnings of nonconsolidated investments	$1,155	$—

EQUITABLE DISTRIBUTION

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended
	March 31,
	2008	2007

OPERATIONAL DATA

Heating degree days (30-year average: 2,930)	2,884	2,848

Residential sales and transportation volumes (MMcf)	12,063	11,950
Commercial and industrial volumes (MMcf)	11,611	10,006
Total throughput (MMcf) - Distribution	23,674	21,956

Net operating revenues (thousands):
Residential	$41,288	$41,175
Commercial & industrial	19,834	17,957
Off-system and energy services	4,944	6,310
Total net operating revenues	$66,066	$65,442

Capital expenditures (thousands)	$7,605	$11,820

FINANCIAL DATA (Thousands)

Total operating revenues	$255,962	$251,381
Purchased gas costs	189,896	185,939
Net operating revenues	66,066	65,442

Operating expenses:
Operating and maintenance	10,116	10,259
Selling, general and administrative	12,947	16,553
Depreciation and amortization	5,053	4,953
Total operating expenses	28,116	31,765

Operating income	$37,950	$33,677